SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                              Hollywood Media Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    436233100
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 11, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.436233100                13G                    Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S IDENTIFICATION NO. OF REPORTING PERSONS

     Wynnefield Partners Small Cap Value, L.P. 13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          538,900 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            538,900 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     538,900 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
(See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     2.5% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON  (See Instructions)


     PN
________________________________________________________________________________

CUSIP No. 436233100                13G                    Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


     Wynnefield Partners Small Cap Value, L.P. I        13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          540,300 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            540,300 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     540,300 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
(See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     2.5% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.436233100                  13G                    Page 4 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING (ENTITIES ONLY)


     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          358,700 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            358,700 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     358,700 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.6% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     CO
________________________________________________________________________________

CUSIP No.436233100                  13G                    Page 5 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


     Wynnefield Capital Management, LLC       13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,079,200 Shares (1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,079,200 Shares (1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,079,200 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     4.9% of Common Stock(1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     OO (Limited Liability Company)
________________________________________________________________________________


(1)Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P.I.

CUSIP No.436233100                  13G                    Page 6 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


     Wynnefield Capital, Inc. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          358,700 Shares (1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            358,700 Shares (1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     358,700 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.6% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     CO
________________________________________________________________________________



(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP No.436233100                  13G                    Page 7 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


     Shannon River Partners, L.P. 05-0544322
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           300,030 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,437,900 Shares (1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         300,030 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,437,900 Shares (1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,737,930 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     7.9% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     PN
________________________________________________________________________________



(1) Shannon River Partners, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund, Ltd., as their Portfolio Manager.

CUSIP No.436233100                  13G                    Page 8 of 11 Pages


________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


     Shannon River Capital Management, LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           300,030 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,437,900 Shares (1)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         300,030 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,437,900 Shares (1)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,737,930 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     7.9% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     OO (Limited Liability Company)
________________________________________________________________________________

(1) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P.

(2) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares in which Shannon River Partners, L.P. has an indirect beneficial interest, as Portfolio Manager of the entities reported herein as directly beneficially owning such shares.

ITEM 1(a).  Name of Issuer:
         Hollywood Media Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         2255 Glades Road, Suite 221A, Boca Raton, Florida 33431
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Shannon River Partners, LP ("SRP")
         -------------------------------------------------------------------
         Shannon River Capital Management, LLC ("SRCM")
         -------------------------------------------------------------------



ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------
         SRP is a Delaware Limited Partnership
         -------------------------------------------------------------------
         SRCM is a Delaware Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.01 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  436233100


                                 (Page 9 of 11)

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons:  1,737,930 Shares
(b) Percent of class:  7.9% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                  300,030 Shares
         (ii)  shared power to vote or to direct the vote:
                  1,437,900 Shares
         (iii) sole power to dispose or to direct the disposition:
                  300,030 Shares
         (iv)  shared power to dispose or to direct the disposition:
                  1,437,900 Shares
----
ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this schedule are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


                              (Page 10 of 11 Pages)

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   December 24, 2003
                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                              By:     Wynnefield Capital Management, LLC,
                                      General Partner

                                      By:  /s/ Joshua H. Landes
                                           -------------------------------------
                                           Joshua H. Landes, Co-Managing Member

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                              By:     Wynnefield Capital Management, LLC,
                                      General Partner

                                      By: /s/ Joshua H. Landes
                                         --------------------------------------
                                              Joshua H. Landes, Co-Managing
                                              Member

                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                              By:     Wynnefield Capital, Inc.

                                      By: /s/ Joshua H. Landes
                                          -------------------------------------
                                              Joshua H. Landes, Executive Vice
                                              President


                              WYNNEFIELD CAPITAL MANAGEMENT, LLC

                              By: /s/ Joshua H. Landes
                                  --------------------------------------------
                                      Joshua H. Landes, Co-Mangaging Member

                              WYNNEFIELD CAPITAL, INC.

                              By: /s/ Joshua H. Landes
                                  --------------------------------------------
                                      Joshua H. Landes, Executive Vice President

                              SHANNON RIVER PARTNERS, L.P.

                              By:  Shannon River Capital Management, LLC,
                                   General Partner

                                   By: /s/ Spencer Waxman
                                      ------------------------------------------
                                      Spencer Waxman, Managing Member

                              SHANNON RIVER CAPITAL MANAGEMENT, LLC

                              By: /s/ Spencer Waxman
                                  --------------------------------------------
                                      Spencer Waxman, Managing Member

                              (Page 11 of 11 Pages)